UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
______________________________________________

Date of Report (Date of earliest event reported):	December 19, 2007

TELTRONICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-17893	59-2937938
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2150 WHITFIELD INDUSTRIAL WAY, SARASOTA, FLORIDA	34243
(Address of principal executive offices)	(zip code)

Registrant's telephone number, including area code:	(941) 753-5000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On December 19, 2007, Teltronics Direct, Inc. (“TDI”), a subsidiary of the Registrant, entered into an Asset Purchase Agreement (“Agreement”) to acquire substantially all of the assets of FMG Ventures, LLC, and JC Ventures, LLC, (collectively the “Sellers”). The Sellers are local interconnect resellers and provide support of small to medium size telephone switches in the Tampa to Naples, Florida area.

Under the Agreement, TDI would acquire substantially all of the assets of the Sellers in exchange for $200,000.00 in cash paid at the Closing and possible future payments based on the net earnings of TDI for a period of five (5) years.  The Agreement contemplates that TDI would be initially owned eighty-five percent by the Registrant and seven and one-half percent by each of the two principals of the Sellers. TDI would employ the principals of the Sellers on a salary and commission basis for a period of five (5) years, subject to termination under certain conditions.

The Closing of the proposed transaction provided in the Agreement is subject to several conditions that may not occur.  The Registrant, therefore, cannot assure that the Closing will ever occur, or that if it occurs, the Closing will be on the terms and conditions contained in the Agreement.

Item 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(a)	None
(b)	None
(c)	None
(d)	None

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

TELTRONICS, INC. (Registrant)
Date: December 20, 2007	By: /s/ RUSSELL R. LEE
Russell R. Lee III Vice President Finance and Chief Financial Officer